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EXHIBIT I

STOCK PURCHASE AGREEMENT

(See Attached.)

EXHIBIT I

STOCK PURCHASE AGREEMENT

    This Stock Purchase Agreement is made as of this 28th day of February, 2001, between Motorcar Parts & Accessories, Inc., a New York corporation (the "Company"), and Mel Marks ("Purchaser"), a resident of the State of Florida.

RECITALS

    Purchaser, a stockholder of the Company, desires to purchase additional shares of common stock of the Company;

    On November 30, 2000, the Company informed Purchaser that it required an immediate commitment of $1,500,000 to fund settlement of a pending securities class action lawsuit against the Company, and Purchaser committed to providing these funds.

    The Company has authorized 20,000,000 shares of its Common Stock par value $.01 per share;

    NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.  SUBSCRIPTION AND REPRESENTATIONS BY PURCHASER

    1.1 Subject to the terms and conditions hereinafter set forth, Purchaser hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to sell to Purchaser, shares of Common Stock (the "Shares") of the Company. The total purchase price for the Shares shall be $1.5 million, payable by certified or bank check made payable to "Motorcar Parts & Accessories, Inc.," or by wire transfer to an account designated by the Company in writing. The Company shall deposit and maintain such funds in an interest bearing account and shall not use any portion of such funds for any reason other than to effect the settlement of the class action litigation referred to in Paragraphs 2.1(e) and 2.2(d) of this Agreement. The Company will issue up to 1,500,000 shares of Common Stock to Purchaser, at a per share price of $1.00. This price is subject to the fairness opinion set forth in Paragraph 2.1(d) hereof. If such fairness opinion concludes that the price of the Common Stock should be greater than $1.00 per share, then the purchase price shall be the amount determined to be "fair," as set forth in the fairness opinion provided for in Section 2.1(d) of this Agreement, but in no event shall the maximum aggregate purchase price exceed $1.5 Million. The certificates representing the Shares, duly executed by the Company, will be delivered in accordance with Paragraph 4 of this Agreement.

    1.2 Purchaser recognizes that (i) the purchase of the Shares involves a high degree of risk, (ii) an investment in the Company is highly speculative; (iii) he may not be able to liquidate his investment; (iv) transferability of the Shares is extremely limited; and (v) in the event of a disposition of the Shares, Purchaser could sustain the loss of his entire investment.

    1.3 Purchaser represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), and that he is able to bear the economic risk of this investment.

    1.4 Purchaser hereby acknowledges that, as a director of the Company, he has access to all material information regarding the Company.

    1.5 Purchaser hereby acknowledges that this offering of the Shares has not been reviewed by the United States Securities and Exchange Commission ("SEC"). Purchaser represents that the Shares are being purchased for his own account, and not with a view to or for resale in connection with any distribution or public offering in a manner which would violate the Act. Purchaser agrees that he will not sell or otherwise transfer the Shares unless they are registered under the Act or unless an exemption from such registration is available.

    1.6 The certificates evidencing the Shares shall bear the following legend:

    "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT THE RULES AND REGULATIONS THEREUNDER."

2.  CLOSING DOCUMENTS

    2.1  Conditions to Company's Obligations.  The Company's obligation to sell the Shares shall be subject to the satisfaction of the following conditions:

      (a)  Representations and Warranties True.  Purchaser's representations and warranties contained in this Agreement shall be true at and as of the Delivery Date, as if made on and as of such date.

      (b)  Compliance with This Agreement.  Purchaser shall have performed and complied with all agreements, covenants and conditions contained herein, which are required to be performed or complied with by Purchaser, on or before the Delivery Date.

      (c)  Litigation.  No federal or state court of competent jurisdiction or other federal or state governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the sale of the Shares.

      (d)  Fairness Opinion.  Houlihan Lokey Howard & Zukin, or another valuation firm or investment banking firm reasonably acceptable to the Company, shall have issued its opinion to the effect that the purchase of the Shares is fair to the Company's shareholders (both as to structure and price) from a financial point of view as of November 30, 2000.

      (e)  Settlement of Class Action Litigation.  The Company shall have entered into settlement agreements with its insurance carrier and with the members of the plaintiffs in the securities class action case entitled Joseph L. Shalant IRA on behalf of himself and others similarly situated, Plaintiff v. MotorCar Parts & Accessories, Inc., et al., Defendants; and such agreements shall have received the preliminary approval of the United States Federal District Court.

    2.2  Conditions to Purchaser's Obligations.  The Purchaser's obligation to purchase the Shares shall be subject to the satisfaction of the following conditions:

      (a)  Representations and Warranties True.  The Company's representations and warranties contained in this Agreement shall be true at and as of the Delivery Date.

      (b)  Compliance with This Agreement.  The Company shall have performed and complied with all agreements, covenants and conditions contained herein, which are required to be performed or complied with by the Company, on or before the Delivery Date.

      (c)  Litigation.  No federal or state court of competent jurisdiction or other federal or state governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the sale of the Shares.

      (d)  Settlement of Class Action Litigation.  The Company shall have entered into settlement agreements with its insurance carrier and with the members of the plaintiffs in the securities class action case entitled Joseph L. Shalant IRA on behalf of himself and others similarly situated,

  Plaintiff v. MotorCar Parts & Accessories, Inc., et al., Defendants and such agreements shall have received the preliminary approval of the United States Federal District Court.

3.  REPRESENTATIONS BY THE COMPANY

    3.1 The Company represents and warrants to Purchaser that:

      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

      (b) The execution, delivery and performance of this Agreement by the Company and all other actions required to authorize and effect the offer and sale of the Shares have been duly approved by the Board of Directors of the Company. This Agreement is the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

      (c) The Shares have been duly and validly authorized and when issued and paid for in accordance with the terms hereof, will be duly issued, fully paid and nonassessable.

      (d) The Company has not received any offer for the purchase of the Shares on terms more favorable than this Agreement.

4.  ISSUANCE OF SHARES

    Share Delivery Date.  The Shares shall be issued and delivered to Purchaser on the later of February 28, 2001 or one business day after the date that the conditions set forth in Sections 2.1(e) and 2.2(d) are satisfied (the "Delivery Date"), and Company shall use its best efforts to obtain all necessary consents and approvals to effect such delivery prior to February 28, 2001.

5.  RESCISSION

    In the event that the settlement agreements referenced in Sections 2.1(e) and 2.2(d) are not finally approved by the United States District Court within three hundred (300) days from the date hereof, either the Company or Purchaser may rescind this Agreement, and in such event, Purchaser shall immediately deliver the Shares to the Company and the Company shall forthwith return $1.5 Million, plus an amount equal to the interest earned by the Company on such $1.5 Million, to Purchaser.

6.  MISCELLANEOUS

    6.1 Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by fax, personal delivery, registered or certified mail, return receipt requested, or overnight courier, addressed to the Company at its principal office, 2727 Maricopa Street, Torrance, CA 90503, and to Purchaser at the address indicated by his name on the last page of this Agreement. Notices shall be deemed to have been given upon receipt if by fax or personal delivery, two days after the date of mailing if by regular U.S. mail and one day if by overnight courier next day deliver, except notices of change of address or fax number, which shall be deemed to have been given when received.

    6.2 This Agreement shall not be changed, modified or amended except by a writing signed by Purchaser and the Company.

    6.3 This Agreement shall be binding upon and insure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any kind.

    6.4 This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

    6.5 The Company and Purchaser acknowledge and agree that they have been represented by legal counsel of their choice. The Company shall reimburse Purchaser promptly for all reasonable attorney fees incurred by Purchaser in connection with the negotiation and preparation of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

COMPANY: MOTORCAR PARTS & ACCESSORIES, INC.

By:	/s/ ANTHONY SOUZA Anthony Souza President

PURCHASER:

By:	/s/ MEL MARKS Mel Marks 17906 Aberdeen Way Boca Raton, FL 33496 (561) 477-3213

QuickLinks

EXHIBIT I STOCK PURCHASE AGREEMENT (See Attached.)
STOCK PURCHASE AGREEMENT
RECITALS